EXHIBIT 5.1

October 29, 2002

Numerical Technologies, Inc.
70 West Plumeria Drive
San Jose, CA 95134

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about October 29, 2002, in connection with the registration under the Securities Act of 1933, as amended, of (i) an aggregate of 1,099,999 shares of your Common Stock (the “Selling Stockholder Shares”) issued pursuant to your 2000 Stock Plan and registered on behalf of certain selling stockholders (the “Selling Stockholders”) listed in the Prospectus contained within the Registration Statement (the “Prospectus”), and (ii) 2,000,000 shares of your Common Stock (the “Plan Shares”) reserved for issuance under your 2001 Nonstatutory Stock Option Plan (the “Plan”). As your legal counsel, we have examined the proceedings taken and proposed to be taken by you in connection with (i) the sale of the Selling Stockholder Shares in the manner set forth in the Prospectus and (ii) the issuance, sale and payment of consideration for the Plan Shares to be issued under the Plan.

It is our opinion that the Selling Stockholder Shares, if sold by the Selling Stockholders in the manner set forth in the Prospectus, will be legally and validly issued, fully paid and non-assessable.

It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, the Plan Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/    Wilson Sonsini Goodrich & Rosati